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                                                                                                                EXHIBIT 11

                                  GenCorp Inc.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                                  Unaudited                              Unaudited
                                                             Three Months Ended                      Nine Months Ended
                                                        ------------------------------------------------------------------------
                                                            Aug. 31,           Aug. 31,             Aug. 31,        Aug. 31,
                                                             1995               1994                 1995            1994
                                                            ------             ------               ------          ------
Earnings (Dollars in Millions)
--------

Income Before Cumulative Effect
   of Accounting Changes                                  $      8.0          $     6.4            $    31.3       $    17.4

Cumulative Effect of Accounting Changes                            -                  -                    -          (212.7)
                                                          ----------          ---------            ---------       ---------

Net Income (Loss) for Primary Earnings
   Per Share                                                     8.0                6.4                 31.3          (195.3)

Tax Affected Interest Expense
   Applicable to 8% Convertible
   Subordinated Debentures                                       1.4                1.4                  4.1             4.1
                                                          ----------          ---------            ---------       ---------

Net Income (Loss) for Fully Diluted
   Earnings Per Share                                     $      9.4          $     7.8            $    35.4       $  (191.2)
                                                          ==========          =========            =========       =========


Shares (In Thousands)
------

Weighted Average Number of Common
   Shares Outstanding for Primary
   Earnings Per Share (see Note C)                            33,362             31,731               32,620          31,731

Assuming Conversion of 8% Convertible
   Subordinated Debentures                                     7,158              7,158                7,158           7,158
                                                          ----------          ---------            ---------       ---------

Weighted Average Number of Common
   Shares Outstanding for Fully Diluted
   Earnings Per Share                                         40,520             38,889               39,778          38,889
                                                          ==========          =========            =========       =========


Earnings Per Share
------------------

Income Before Cumulative Effect
   of Accounting Changes                                  $      .24          $    .20             $     .96       $    .55

Cumulative Effect of Accounting Changes                            -                 -                     -          (6.71)
                                                          ----------          --------             ---------       --------

Net Income (Loss) for Primary Earnings
   Per Share                                              $      .24          $    .20             $     .96       $  (6.16)
                                                          ==========          ========             =========       ========

Fully Diluted Earnings Per Share                          $      .23          $    .20             $     .89       $  (6.16)
                                                          ==========          ========             =========       ========
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